UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

Form 8-K
_____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): September 16, 2019

ZOMEDICA PHARMACEUTICALS CORP.
(Exact Name of Registrant as Specified in Charter)

Alberta, Canada	001-38298	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

100 Phoenix Drive, Suite 190, Ann Arbor, Michigan	48108
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (734) 369-2555

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company [ X ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ X ]

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, without par value	ZOM	NYSE American

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 16, 2019, the Board of Directors (the “Board”) of Zomedica Pharmaceuticals Corp. (the “Company”) promoted Stephanie Morley, DVM to the position of President. She will retain the title of Chief Operations Officer and will have continued oversight of the Company’s product development efforts.

Dr. Morley, age 44, joined the initial management team of the Company shortly after its founding. Dr. Morley has over 15 years of experience as a life science executive and practicing veterinarian with a broad career in operations, business development and clinical veterinary practice. After practicing small animal medicine and surgery in New Mexico and Michigan, she took on expanding leadership roles at MPI Research and University of Michigan Medical School Fast Forward Medical Innovation. In her expanded role, Dr. Morley will be responsible for all operational functions of the Company.

In connection with her appointment as President, Dr. Morley entered into a new employment agreement, dated September 16, 2019 (the “Employment Agreement”), with the Company’s wholly-owned subsidiary, Zomedica Pharmaceuticals Inc., a copy of which is filed herewith as Exhibit 10.30. The Employment Agreement has an initial term of three years and automatically extends for one-year terms unless either party elects to terminate it. Under the Employment Agreement, Dr. Morley will receive an annual base salary of $225,000, subject to annual review, and will be entitled to quarterly cash bonuses upon the achievement of certain specified objectives established by the Board. Pursuant to the Employment Agreement, Dr. Morley will receive a $2,000 monthly allowance in respect of the following items: (i) vehicle and (ii) tax preparation, and is entitled to four weeks paid vacation time. Pursuant to the Employment Agreement, any options granted to Dr. Morley will be subject to accelerated vesting in the event that Dr. Morley’s employment is terminated by the Company without cause. The Employment Agreement also includes customary non-solicitation, confidentiality and assignment of inventions provisions. In the event that Dr. Morley has a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, Dr. Morley would have the right to exercise all of her options, and the Company would be required to pay her a lump sum equal to 12 months of her base salary and any quarterly bonus allocable or payable prior to the date of termination.

The Board also granted to Dr. Morley stock options to acquire up to an aggregate of 500,000 common shares of the Company pursuant to the Company’s stock option plan. All of the stock options vested immediately upon the date of grant and are exercisable for a period of two years at a price of US$0.43 per common share.

There are no family relationships between Dr. Morley and any director or executive officer of the Company, and she has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 7.01. Regulation FD Disclosure.

On September 17, 2019, the Company issued a press release announcing the appointment of Dr. Morley as President of the Company. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

The information presented in Item 7.01 of this Current Report on Form 8-K and Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, unless the Company specifically states that the information is to be considered “filed” under the Exchange Act or specifically incorporates it by reference into a filing under the Securities Act of 1933, as amended.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.30	Executive Employment Agreement, dated September 16, 2019, by and between Zomedica Pharmaceuticals Inc. and Stephanie Morley
99.1	Press release dated September 17, 2019

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZOMEDICA PHARMACEUTICALS CORP.

Date: September 17, 2019	By:	/s/ Gerald Solensky, Jr.
Name: Gerald Solensky, Jr.
Title: Chairman and Chief Executive Officer